The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Trigger PLUS and we are not soliciting an offer to buy the Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 15, 2026

October 2026 Registration Statement No. 333-287303 Pricing Supplement dated October , 2026 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Index due November 3, 2032

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) will pay no interest and do not guarantee the return of the full principal amount at maturity. Instead, if the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 85% of the initial underlier value, at maturity investors will receive the stated principal amount. However, if the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 85% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier, and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Trigger PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS*
Issuer:	Barclays Bank PLC
Reference asset:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date†:	October 30, 2026
Original issue date:	November 4, 2026
Valuation date†:	October 29, 2032
Maturity date†:	November 3, 2032
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•     If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•     If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000

•     If the final underlier value is less than the trigger value:

$1,000 × underlier performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 15%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Trigger PLUS. Any payment on the Trigger PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	$1,850.00 per Trigger PLUS (185.00% of the stated principal amount)
Leveraged upside payment:	$1,000 × leverage factor × underlier return
Leverage factor:	At least 140%. The actual leverage factor will be determined on the pricing date.
Trigger value:	, which is 85% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000	$1,000	$30.00(2) $5.00(3)	$965.00
Total	$	$	$	$

(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $868.80 and $948.80 per Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $30.00 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Trigger PLUS and hold such Trigger PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Trigger PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Trigger PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The Trigger PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS constitute our unsecured and unsubordinated obligations. The Trigger PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025	Underlying Supplement dated May 15, 2025

Trigger PLUS Based on the Value of the S&P 500® Index due November 3, 2032

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749LHM1 / US06749LHM19
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The underlier and the terms of the Trigger PLUS are subject to adjustment by the calculation agent and the maturity date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Risk Factors—Risks Relating to the Underlier” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Barclays Capital Inc.
October 2026	Page 2

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Trigger PLUS

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the Trigger PLUS are a part, and the underlying supplement dated May 15, 2025. This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Risk Factors” in this document, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

October 2026	Page 3

Trigger PLUS Based on the Value of the S&P 500® Index due November 3, 2032

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Trigger PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is expected to be less than the initial issue price of the Trigger PLUS. The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Trigger PLUS and/or any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

You may revoke your offer to purchase the Trigger PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their pricing date. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

October 2026	Page 4

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Trigger PLUS; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Trigger PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Trigger PLUS of such shares, securities or obligations); (iii) the cancellation of the Trigger PLUS and/or (iv) the amendment or alteration of the maturity of the Trigger PLUS, or the amendment of the amount of interest or any other amounts due on the Trigger PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Trigger PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Trigger PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the Trigger PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Trigger PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

October 2026	Page 5

Trigger PLUS Based on the Value of the S&P 500® Index due November 3, 2032

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS Based on the Value of the S&P 500® Index due November 3, 2032 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately six years
Leverage factor:	At least 140%. The actual leverage factor will be determined on the pricing date.
Maximum payment at maturity:	$1,850.00 per Trigger PLUS (185.00% of the stated principal amount)
Trigger value:	85% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier, and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Trigger Feature	At maturity, even if the value of the underlier has declined over the term of the Trigger PLUS, investors will receive their stated principal amount, but only if the final underlier value is greater than or equal to the trigger value.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a positive return equal to at least 140% of the underlier return, subject to the maximum payment at maturity of $1,850.00 per Trigger PLUS. The actual leverage factor will be determined on the pricing date.
Par Scenario	The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 per Trigger PLUS even though the value of the underlier has declined.
October 2026	Page 6

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, the Trigger PLUS pay less than 85% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the Trigger PLUS will pay $450.00 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors could lose their entire investment in the Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The Trigger PLUS are not appropriate for all investors. The Trigger PLUS may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You understand and accept that any potential return on the Trigger PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Trigger PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Trigger PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Trigger PLUS may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Trigger PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Trigger PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Trigger PLUS. You should reach a decision whether to invest in the Trigger PLUS after carefully considering, with your advisors, the appropriateness of the Trigger PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Trigger PLUS for investment.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	At least 140%. The actual leverage factor will be determined on the pricing date.
Trigger value:	85% of the initial underlier value
Maximum payment at maturity:	$1,850.00 per Trigger PLUS (185.00% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $1,000 stated principal amount plus 140% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, investors will realize the maximum payment at maturity at a final underlier value of approximately 160.714% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a return of 4.20%, or $1,042.00 per Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	If the underlier appreciates by 90%, at maturity investors would receive only the maximum payment at maturity of $1,850.00 per Trigger PLUS, or 185.00% of the stated principal amount.

▪	Par Scenario. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of $1,000 per Trigger PLUS.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $1,000 stated principal amount per Trigger PLUS.

▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors will receive an amount that is less than 85% of the $1,000 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the underlier depreciates by 50%, investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00, a hypothetical trigger value of 85.00 (or 85% of the hypothetical initial underlier value) and a hypothetical leverage factor of 140% and reflect the maximum payment at maturity of $1,850.00 per Trigger PLUS (185.00% of the stated principal amount). The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “S&P 500® Index Overview” below for recent actual values of the underlier. The actual initial underlier value, trigger value and leverage factor will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Trigger PLUS
190.00	90.00%	N/A	$1,850.00	85.00%
180.00	80.00%	N/A	$1,850.00	85.00%
170.00	70.00%	N/A	$1,850.00	85.00%
160.72	60.72%	N/A	$1,850.00	85.00%
160.00	60.00%	N/A	$1,840.00	84.00%
150.00	50.00%	N/A	$1,700.00	70.00%
140.00	40.00%	N/A	$1,560.00	56.00%
130.00	30.00%	N/A	$1,420.00	42.00%
120.00	20.00%	N/A	$1,280.00	28.00%
110.00	10.00%	N/A	$1,140.00	14.00%
105.00	5.00%	N/A	$1,070.00	7.00%
100.00	0.00%	N/A	$1,000.00	0.00%
95.00	-5.00%	N/A	$1,000.00	0.00%
90.00	-10.00%	N/A	$1,000.00	0.00%
85.00	-15.00%	N/A	$1,000.00	0.00%
84.99	-15.01%	84.99%	$849.90	-15.01%
80.00	-20.00%	80.00%	$800.00	-20.00%
70.00	-30.00%	70.00%	$700.00	-30.00%
60.00	-40.00%	60.00%	$600.00	-40.00%
50.00	-50.00%	50.00%	$500.00	-50.00%
40.00	-60.00%	40.00%	$400.00	-60.00%
30.00	-70.00%	30.00%	$300.00	-70.00%
20.00	-80.00%	20.00%	$200.00	-80.00%
10.00	-90.00%	10.00%	$100.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%
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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 190.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × leverage factor × underlier return) and (b) $1,850.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (190.00 – 100.00) / 100.00 = 90.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × leverage factor × underlier return = ($1,000 × 140% × 90.00%) = $1,260.00

Because $1,000 plus the leveraged upside payment of $1,260.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $1,850.00 per Trigger PLUS, representing a total return of 85.00% on the Trigger PLUS.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 105.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × leverage factor × underlier return) and (b) $1,850.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (105.00 – 100.00) / 100.00 = 5.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × leverage factor × underlier return = ($1,000 × 140% × 5.00%) = $70.00

Because $1,000 plus the leveraged upside payment of $70.00 is less than the maximum payment at maturity, the payment at maturity is equal to $1,070.00 per Trigger PLUS, representing a total return of 7.00% on the Trigger PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 90.00.

Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, the payment at maturity is equal to the stated principal amount of $1,000.00 per Trigger PLUS.

The total return on the Trigger PLUS is 0.00%.

Example 4: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the trigger value, the payment at maturity is equal to $500.00 per Trigger PLUS, calculated as follows:

($1,000 × underlier performance factor)

= $1,000 × (final underlier value / initial underlier value)

= $1,000 × (50.00 / 100.00) = $500.00

The total return on the Trigger PLUS is -50.00%.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Trigger PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 85% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,850.00 per Trigger PLUS (185.00% of the stated principal amount). Although the leverage factor provides at least 140% exposure to any increase in the final underlier value as compared to the initial underlier value (the actual leverage factor will be determined on the pricing date), because the payment at maturity will be limited to 185.00% of the stated principal amount for the Trigger PLUS, any increase in the final underlier value as compared to the initial underlier value by more than approximately 60.714% (in the case where the leverage factor is 140%) of the initial underlier value will not further increase the return on the Trigger PLUS.

▪	Any payment on the Trigger PLUS will be determined based on the closing levels of the underlier on the dates specified. Any payment on the Trigger PLUS will be determined based on the closing levels of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The Trigger PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Trigger PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS

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acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Trigger PLUS losing all or a part of the value of your investment in the Trigger PLUS or receiving a different security from the Trigger PLUS, which may be worth significantly less than the Trigger PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Trigger PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	The underlier reflects the price return of the securities composing the underlier, not the total return. The return on the Trigger PLUS is based on the performance of the underlier, which reflects changes in the market prices of the securities composing the underlier. The underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the underlier. Accordingly, the return on the Trigger PLUS will not include such a total return feature.

▪	Adjustments to the underlier could adversely affect the value of the Trigger PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain material changes in or modifications to the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Trigger PLUS. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the Trigger PLUS. You may lose a significant portion or all of your initial investment in the Trigger PLUS if you are forced to divest the Trigger PLUS due to government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

▪	We may accelerate the Trigger PLUS if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Trigger PLUS or the underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Trigger PLUS if they were not accelerated. However, if the calculation agent elects not to accelerate the Trigger PLUS, the value of, and any amount payable on, the Trigger PLUS could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Trigger PLUS. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the trigger value, which is the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

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▪	We and our affiliates, and any dealer participating in the distribution of the Trigger PLUS, may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Trigger PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Trigger PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Trigger PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Trigger PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell the Trigger PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the Trigger PLUS. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the Trigger PLUS to you. This additional projected profit may create a further incentive for the selected dealer to sell the Trigger PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Trigger PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS.

Risks Relating to the Estimated Value of the Trigger PLUS and the Secondary Market

▪	The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Trigger PLUS. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Trigger PLUS to maturity.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Trigger PLUS more than any other single factor, other factors that may influence the value of the Trigger PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the Trigger PLUS mature;

o	supply and demand for the Trigger PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

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The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your Trigger PLUS prior to maturity.

▪	The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

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S&P 500® Index Overview

The underlier consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the underlier, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The following graph shows the daily closing levels of the underlier for the period specified below. The closing level of the underlier on October 12, 2026 was 7,807.24. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the Trigger PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment.

Underlier Historical Performance* January 4, 2021 to October 12, 2026

* The dotted line indicates a hypothetical trigger value of 85% of the closing level of the underlier on October 12, 2026. The actual trigger value will be equal to 85% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Trigger PLUS relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Trigger PLUS (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Trigger PLUS, which should equal the amount you paid to acquire the Trigger PLUS. This gain or loss on your Trigger PLUS should be treated as short-term capital gain or loss unless you hold your Trigger PLUS for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Trigger PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Trigger PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Trigger PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Trigger

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PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Trigger PLUS.
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Trigger PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Trigger PLUS, in each case as specified on the cover page of this document.

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